Exhibit 10.2

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

between

BUTTE ENERGY INC.

and

GOLDEN MINERALS COMPANY

September 27, 2024

TABLE OF CONTENTS

Article 1 INTERPRETATION4

1.1 Definitions4

1.2 Schedules and Exhibits8

1.3 Interpretation Not Affected by Headings8

1.4 Included Words9

1.5 Headings9

1.6 Statutory References9

1.7 Invalidity of Provisions9

1.8 References in Agreement9

1.9 Knowledge or Awareness9

1.10 Conflicts9

Article 2 PURCHASE AND SALE10

2.1 Purchase and Sale10

2.2 Purchase Price and Payment10

2.3 Delivery of Silex Shares10

2.4 Silex Disclosure Letter10

Article 3 CLOSING11

3.1 Place and Closing Time11

3.2 Closing Deliverables11

Article 412

4.1 Organization12

4.2 Authorization12

4.3 No Other Agreements to Purchase13

4.4 Authorized and Issued Capital13

4.5 Options13

4.6 Ownership of Purchased Silex Shares13

4.7 Subsidiaries13

4.8 No Violation13

4.9 Business of Silex14

4.10 Ownership, Sufficiency, and Interest in Assets14

4.11 Mineral Concessions14

4.12 Licenses14

4.13 Accounts Payable15

4.14 Liabilities, Defects and Encumbrances15

4.15 Insurance15

4.16 Agreements and Commitments15

4.17 Licenses; Compliance with Laws and Governmental Authorization16

4.18 Consents and Approvals16

4.19 Financial Statements16

4.20 Books and Records16

4.21 Minute Books17

4.22 Property and Assets17

4.23 Absence of Changes17

4.24 Taxes17

4.25 Litigation18

4.26 Accounts and Attorneys18

4.27 Directors and Officers18

4.28 Environmental18

4.29 Employee Plans19

4.30 Collective Agreements19

4.31 Employees19

4.32 Environmental, Health and Safety Full Disclosure19

4.33 Name and Location of Business19

4.34 Corruption of Foreign Public Officials Act19

Article 520

5.1 Organization20

5.2 Authorization20

5.3 Bankruptcy20

5.4 Power and Capacity20

5.5 No Actions20

5.6 Authorizations21

5.7 Execution of Agreement21

5.8 Anti-Money Laundering21

5.9 Sufficient Funds21

Article 6 covenants21

6.1 Conduct of Business before Closing21

6.2 Covenants of BEN following Execution22

6.3 Covenants of BEN following Closing22

6.4 Access to Information – BEN22

6.5 Closing Conditions22

6.6 Public Announcements22

6.7 Transfer Taxes23

6.8 Exclusivity23

6.9 Further Assurances23

Article 7 CONDITIONS TO CLOSING23

7.1 Conditions to Obligations of All Parties23

7.2 Conditions to Obligations of BEN24

7.3 Conditions to Obligations of AUMN24

Article 8 LIability and indemnity25

8.1 Indemnification By BEN25

8.2 Indemnification By AUMN25

8.3 Limitation of Liability25

8.4 Indemnification Procedures26

8.5 Tax Treatment of Indemnification Payments26

8.6 Exclusive Remedy26

Article 9 termination27

9.1 Termination27

9.2 Effect of Termination27

Article 10 general27

10.1 Survival27

10.2 Expenses27

10.3 Notices28

10.4 Headings29

10.5 Severability29

10.6 Time of Essence29

10.7 Entire Agreement29

10.8 Successors and Assigns29

10.9 No Third-party Beneficiaries29

10.10 Amendment and Modification29

10.11 Waiver30

10.12 Governing Law30

10.13 Counterparts30

SCHEDULE A32

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated the 27th day of September 2024,

BETWEEN:

BUTTE ENERGY INC., a corporation existing under the laws of the Province of British Columbia

(“BEN”)

- and -

GOLDEN MINERALS COMPANY, a corporation existing under the laws of the State of Delaware

(“AUMN”)

WHEREAS:

A.	AUMN is the beneficial owner of 100% of the issued and outstanding shares of Silex Argentina S.A. (“Silex”), an indirect wholly owned subsidiary of AUMN incorporated and existing under the laws of Argentina;

B.	Silex is the sole owner of the Assets (as defined herein) which comprise the El Quevar project in Argentina;

C.	BEN wishes to purchase, and AUMN wishes to sell, through Silex Spain and ASM (as hereinafter defined), all of the issued and outstanding shares of Silex, comprised of the Silex Purchased Shares and the Silex Required Share (the “Silex Shares”), subject to the terms and conditions of this Agreement; and

D.	AUMN and BEN executed a binding letter of intent dated August 30, 2024 setting forth the general commercial terms and conditions for the transaction contemplated herein (the “LOI”). This Agreement supersedes and replaces the LOI.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

Article 1
INTERPRETATION
1.1	Definitions

In this Agreement, including the recitals, this Section and the schedules attached hereto, the following capitalized words and phrases shall have the following meanings:

“Affiliates” means any Person which Controls or is Controlled by a Party to this Agreement, or which Controls or is Controlled by a Person which Controls such Party.

“ASM” means ASM Services S.A.R.L., a direct wholly owned subsidiary of AUMN incorporated and existing under the laws of Luxembourg.

“Assets” means the Mineral Concessions, Licenses and the Tangibles.

“AUMN” has the meaning set out in the recitals hereto.

“AUMN Threshold Amount” means an amount equal to 10% of the Purchase Price.

“Basket Amount” has the meaning ascribed to it in Section 8.3(b).

“BEN” has the meaning set out in the recitals hereto.

“Business” means the business conducted immediately prior to the Closing Date by Silex and all operations related thereto including, without limitation, the exploration of the Mineral Concessions, other than the holding of the Colque Share.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia or Denver, Colorado, and shall encompass the entire period from 8:00 a.m. to 4:30 p.m. of such day.

“CFPOA” has the meaning ascribed to it in Section 4.34.

“Closing” means the completion of the sale by AUMN, and the purchase by BEN of, the Silex Shares pursuant to this Agreement.

“Closing Date” has the meaning ascribed to it in Section 3.1.

“Colque” means Colque Exploraciones S.A., an indirect wholly owned subsidiary of AUMN incorporated and existing under the laws of Argentina.

“Colque Share” means the one (1) share in the capital of Colque held by Silex prior to the Silex Pre-Closing Reorganization.

“Contract” means any contract, agreement, lease, license, arrangement, joint venture or partnership (whether oral or written) to which a Person is a party or by which such Person or any of its properties or assets is bound or under which such Person has rights.

“Control” or “Controlled” means the possession, either directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, partnership interests, trust arrangement or other means, provided that direct or indirect ownership of shares of a corporation carrying not less than fifty (50%) percent of the voting rights shall constitute control of such corporation.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance and any agreement, contract, license, undertaking, engagement or commitment of any nature, written or oral, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing which affects the exclusive right and full power to sell, transfer and assign the full legal and beneficial ownership of the Silex Shares to BEN (or as BEN may otherwise direct).

“Environmental Laws” has the meaning ascribed to it in Section 4.28(a).

“Environmental Liabilities” means any and all environmental damage, contamination, or other environmental problems under Argentinian laws pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, including any activities conducted by or on behalf of Silex, or any or all of their respective predecessors in interest and whether caused by a breach of the applicable Environmental Laws or otherwise, which occur or arise in whole or in part or relate to any time or period prior to Closing, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to: (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) the restoration, clean-up or reclamation of or failure to restore, clean-up or reclaim any part of the Assets; (iii) the breach of applicable Environmental Laws in effect at the applicable time; (iv) the removal of or failure to remove foundations, structures or equipment; (v) the release, spill, escape or emissions of Hazardous Substances; and (vi) damages and Losses suffered by third parties as a result of any of the occurrences in Subsections (i) through (v) of this definition.

“Financial Statements” means the annual audited financial statements of Silex for the period ended December 31, 2023.

“Fundamental Representations” means the representations and warranties of AUMN in Sections 4.1 (Organization), 4.3 (No Other Agreements to Purchase), 4.5 (Options), and 4.6 (Ownership of Silex Shares).

“Governmental Authority” means any government, regulatory or administrative authority, government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision thereof or any municipality, district or subdivision thereof.

“Hazardous Substances” means any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances.

“Initial Deposit” has the meaning ascribed to it in Section 2.2(a).

“Interim Period” means the period between the close of business on the date of this Agreement and the Closing.

“Lands” means the lands and geological formations within the boundaries identified as the “El Quevar Project Claim Boundary” in Schedule A to this Agreement.

“Liabilities” means any and all liabilities and obligations (other than executory obligations under Contracts) under Argentinian laws; whether tortious, contractual (other than executory obligations under Contracts), vicarious, statutory or otherwise; whether absolute or contingent; and whether based on fault, strict liability or otherwise.

“Licenses” means all leases, licenses, permits, approvals, consents, certificates, registrations or authorizations and other documents of title by virtue of which Silex is entitled to conduct exploration activities upon or under the Lands, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

“Limited Claims” has the meaning ascribed to it in Section 8.3(b).

“LOI” has the meaning set out in the recitals hereto.

“Losses” means all losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual (other than executory obligations under Contracts) or tortious, which are suffered, sustained, or incurred by a Party and includes reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect, special, punitive, aggravated or consequential damages including business loss, loss of profit, economic loss or income tax liabilities.

“Material Adverse Effect” means, in respect of any Party, any fact, event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other facts, events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, or operations of Silex and the Assets on the one hand, and the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations of BEN on the other hand, or (b) the ability of either Party to perform its respective obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided however that no fact, event, change, circumstance or effect relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) any change or development generally affecting the silver mining industry, (ii) any change in the state of securities, credit, banking, capital or commodity markets in general, (iii) any change in the price of silver, (iv) any change relating to the rate at which any currency can be exchanged for any other currency, (v) any change in global political, economic or financial conditions, (vi) any adoption, implementation, change or proposed change in applicable laws or accounting standards (or in any interpretation of applicable laws or accounting standards), (vii) any epidemic, pandemic or general outbreak of illness or any worsening thereof, (viii) the announcement or execution of this Agreement or the implementation of any of the transactions contemplated herein or any action taken or omitted to be taken pursuant to the Agreement or with the consent or at the direction of the other Party, (ix) any change in the market price or trading volume of the common shares of AUMN or BEN, respectively, (it being understood that the causes underlying any such change in market price or trading volume may, if not otherwise excluded from this definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), or (x) any deterioration or diminishment of the financial condition of AUMN and/or Silex.

“Mineral Concessions” means the mineral concessions as set out in Schedule A to this Agreement.

“Outside Date” means October 31, 2024.

“Party” means a party to this Agreement and “Parties” means BEN and AUMN.

“PCMLTFA” has the meaning ascribed to it in Section 5.8.

“Person” means an individual, a partnership, a corporation, a trust, an unincorporated organization, a joint venture, a Governmental Authority or other entity and the heirs, executors, administrators or other legal representatives thereof.

“Purchase Price” means the total consideration payable by BEN to AUMN, on behalf of Silex Spain and ASM, for the Silex Shares as set out in Section 2.2.

“Regulations” means all statutes, laws, rules, orders, regulations and directions of any Governmental Authorities in effect from time to time and made by any Governmental Authority having jurisdiction over Silex, the Assets, or the transaction contemplated herein.

“Remaining Amount” has the meaning ascribed to it in Section 2.2(c).

“Representatives” has the meaning ascribed to it in Section 6.8.

“Required Consent” has the meaning ascribed to it in Section 4.18.

“Required Notice, License or Approvals” has the meaning ascribed to it in Section 4.18.

“Second Deposit” has the meaning ascribed to it in Section 2.2(b).

“Silex” has the meaning set out in the recitals hereto.

“Silex Disclosure Letter” has the meaning ascribed to it in Section 2.4.

“Silex Pre-Closing Reorganization” means the transfer of the Colque Share from Silex to AUMN or such other Person as AUMN shall determine appropriate prior to the Closing and the capitalization of approximately USD$3,000,000 of debt owing by Silex to AUMN.

“Silex Purchased Shares” means all of the issued and outstanding shares in the capital of Silex, except for the Silex Required Share.

“Silex Required Share” means one (1) share in the capital of Silex, held by ASM prior to Closing in accordance with Argentinian law.

“Silex Shares” has the meaning set out in the recitals hereto.

“Silex Spain” means Silex Spain S.L., an indirect wholly owned subsidiary of AUMN incorporated and existing under the laws of Spain.

“Tangibles” has the meaning ascribed to it in Section 4.22.

“Taxes” means all income, capital, sales, excise, value added, goods and services, customs, duties, stamp, documentary, registry, transfer, equity or property taxes imposed by Governmental Authorities; and all penalties, interest and fines or additions attributable to or imposed on or with respect to such taxes.

“Title Opinion” means the title opinion rendered by Dr. Diego Mendilaharzu of Mendilaharzu & Associates with respect to the title and the ownership of the Mineral Concessions.

“TSXV” means the TSX Venture Exchange.

1.2	Schedules and Exhibits

The following schedules are attached to, form part of, and are incorporated in this Agreement:

Schedule A – Property Description

Such schedules are incorporated herein by reference as though contained in the body of this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into articles, Sections, Subsections, and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the meaning, interpretation or construction of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto” and “hereunder” and similar expressions refer to this Purchase and Sale Agreement (including the Schedules attached hereto) as may be amended, supplemented or modified, and not to any particular article, section, Schedule or other portion hereof.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders. The words “includes” or “including” shall be deemed to mean “including, without limitation”.

1.5	Headings

The expressions “Article”, “Section”, “Subsection”, “recital”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, recital, paragraph and schedule of or to this Agreement.

1.6	Statutory References

Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made to such statute or any such regulations in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.7	Invalidity of Provisions

If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

1.8	References in Agreement

Any reference to time refers to the time in Vancouver, British Columbia. Unless otherwise indicated, all references to “dollars” or “$” herein refer to lawful currency of Canada, all references “USD$” herein refer to lawful currency of the United States of America, and all references to “AR$” herein refer to lawful currency of Argentina.

1.9	Knowledge or Awareness

In this Agreement, the stated knowledge, information, belief or awareness of a Party consists only of the actual knowledge or awareness, as the case may be, of the current Chief Executive Officer and Chief Financial Officer of such Party whose normal responsibilities relate to the matter in question in the course of their normal duties and does not include knowledge, information or belief and awareness of any other Person or Persons or any constructive or imputed knowledge.

1.10	Conflicts

Whenever any term or condition, whether express or implied, of any Schedule conflicts with or is at variance with any term or condition of the body of this Agreement, the latter shall prevail. If any term or condition of this Agreement conflicts with a term or condition of the Licenses or the Regulations, the term or condition of the Licenses or the Regulations will prevail, and this Agreement will be deemed to be amended to the extent required to eliminate any such conflict.

Article 2
PURCHASE AND SALE
2.1	Purchase and Sale

Subject to the terms and conditions set forth in this Agreement, BEN hereby agrees to purchase from AUMN, on behalf of Silex Spain and ASM, and AUMN hereby agrees to cause Silex Spain and ASM to sell, assign, transfer, convey and deliver to BEN (or as BEN may otherwise direct), at Closing and in consideration of the payment by BEN to AUMN of the Purchase Price in accordance with Section 2.2, the Silex Shares free from all Encumbrances.

2.2	Purchase Price and Payment

The aggregate purchase price for the Silex Shares shall be USD$3,500,000 (the “Purchase Price”), payable as follows:

(a)	USD$500,000 in the form of an initial non-refundable deposit (the “Initial Deposit”), which amount AUMN acknowledges has been paid in full;
(b)	USD$500,000 in the form of a second deposit (the “Second Deposit”), which amount shall be paid concurrently with the execution of this Agreement; and
(c)	USD$2,500,000 (the “Remaining Amount”), which amount shall be paid at Closing.

At Closing, BEN shall pay the Remaining Amount in immediately available funds to AUMN (or as AUMN may otherwise direct in writing) by way of certified cheque, bank transfer or wire transfer to an account designated in writing by AUMN to BEN, which account will be designated no later than two (2) Business Days before the Closing.

2.3	Delivery of Silex Shares

At Closing, AUMN shall:

(a)	cause Silex Spain to deliver to BEN a stock transfer power signed by Silex Spain in respect of the Silex Purchased Shares, in form and substance satisfactory to BEN, acting reasonably; and
(b)	cause ASM to deliver a stock transfer power signed by ASM in respect of the Silex Required Share to a shareholder designated by BEN, in form and substance satisfactory to BEN, acting reasonably.
2.4	Silex Disclosure Letter

AUMN shall prepare, deliver and execute a disclosure letter (the “Silex Disclosure Letter”) arranged in separate parts corresponding to the numbered and lettered sections of this Agreement to which the Silex Disclosure Letter pertains, and in a form acceptable to BEN, acting reasonably. The Silex Disclosure Letter shall be executed and delivered as of the date of this Agreement and brought down as of Closing as a deliverable pursuant to Section 3.2(a)(ii). Each exception to the representations and warranties that are set out in the Silex Disclosure Letter is identified by reference to one or more sections of this Agreement. Any disclosure contained in the Silex Disclosure Letter is deemed to be constructively disclosed as relating to other sections of the Agreement if it is reasonably apparent on its face that such disclosure is applicable to such other sections. The exceptions to representations and warranties set out in the Silex Disclosure Letter are intended only to qualify and limit the representations and warranties of AUMN, and will not be construed to expand in any way the scope or effect of any of those representations and warranties, and will not be construed to constitute a new representation, warranty or covenant of AUMN. The disclosure of any matter in the Silex Disclosure Letter will not be construed as an admission of any obligation or liability to any third party. No disclosure in the Silex Disclosure Letter relating to any possible breach or violation of any Contract or Regulation will be construed as an admission or indication that any breach or violation exists or has actually occurred.

Article 3
CLOSING
3.1	Place and Closing Time

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually by exchange of confirmatory emails of the Parties, on or before the second day after all of the conditions to Closing set forth in Article 7 are either satisfied or waived, or at such other time, date or place as the Parties may mutually agree in writing (the “Closing Date”).

3.2	Closing Deliverables
(a)	At the Closing, AUMN shall deliver to BEN the following:
(i)	a certificate of an officer of AUMN certifying (A) the constating documents of Silex, (B) the resolutions of the board of directors of AUMN, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (C) the representations and warranties, and performance of covenants of AUMN in this Agreement;
(ii)	a bring down certificate of an officer of AUMN with respect to the Silex Disclosure Letter, as of the Closing Date;
(iii)	a stock transfer power executed by Silex Spain in respect of the Silex Purchased Shares, in form and substance satisfactory to BEN, acting reasonably;
(iv)	a stock transfer power executed by ASM in respect of the Silex Required Share to a shareholder designated by BEN, in form and substance satisfactory to BEN, acting reasonably;
(v)	a certificate of good standing or equivalent for Silex, to be delivered no more than thirty (30) days prior to the Closing Date;
(vi)	resignations and mutual releases from the directors and officers of Silex, in a form acceptable to BEN, acting reasonably;
(vii)	all minute books, corporate records and share transfer books or equivalent of Silex; and
(viii)	evidence of all Required Notice, License or Approvals, and evidence of all Required Consents;

(b)	At the Closing, BEN shall deliver to AUMN the following:
(i)	a written direction of BEN delivered to AUMN, on behalf of ASM, identifying the designated shareholder that the Silex Required Share should be transferred to;
(ii)	a certificate of an officer of BEN certifying (A) the constating documents of BEN, (B) the resolutions of the board of directors of BEN, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (C) the representations and warranties, and performance of covenants of BEN in this Agreement;
(iii)	evidence of acceptance by the TSXV of the transactions contemplated in this Agreement;
(iv)	a certificate of good standing or equivalent for BEN, to be delivered no more than five (5) days prior to the Closing Date; and
(v)	the Remaining Amount in immediately available funds by way of certified cheque, bank transfer or wire transfer.
Article 4

REPRESENTATIONS AND WARRANTIES OF AUMN

AUMN represents and warrants to BEN, as of the date of this Agreement and as at Closing, as follows and acknowledges that BEN is relying on such representations and warranties in connection with its purchase of the Silex Shares:

4.1	Organization

AUMN is duly incorporated and organized and validly subsisting under the laws of the State of Delaware and has the corporate power to beneficially own the Silex Shares and to conduct its business as now being conducted by it.

Silex is:

(a)	duly incorporated and organized and validly subsisting under the laws of Argentina; and
(b)	is duly qualified as a corporation to own the Assets and operate the Business as currently conducted in all jurisdictions in which the nature of its Business or the Assets owned or leased by it makes such qualification necessary.
4.2	Authorization

This Agreement has been duly authorized, executed and delivered by AUMN and is a legal, valid and binding obligation of AUMN enforceable against it in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of the court.
4.3	No Other Agreements to Purchase

Except as disclosed in the Silex Disclosure Letter, or other than pursuant to this Agreement, no Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from AUMN of any of the Silex Shares or Assets.

4.4	Authorized and Issued Capital

The authorized and issued share capital of Silex is AR$319,207,000 (319,207 shares at AR$1,000 each).

4.5	Options

No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of Silex.

4.6	Ownership of Purchased Silex Shares

AUMN, through Silex Spain and ASM, is the legal and beneficial owner of the Silex Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Silex Shares are subject to any voting trust, shareholder agreement or voting agreement.

4.7	Subsidiaries

Silex does not legally or beneficially own, and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person.

4.8	No Violation

The execution and delivery of this Agreement by AUMN and the consummation of the transactions herein provided for will not result in either:

(a)	the breach or violation of any of the material provisions of, or constitute a material default under, or cause the acceleration of any material obligation of AUMN or Silex under:
(i)	any Contract to which AUMN or Silex is a party or by which any of them is, or their properties are, bound;
(ii)	any provision of the organizing documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of AUMN or Silex;
(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over AUMN or Silex;
(iv)	to the knowledge of AUMN or Silex, any applicable Regulation, or

(b)	the creation or imposition of any Encumbrance on any of the Silex Shares or any of the Assets.

4.9	Business of Silex

Other than the Silex Pre-Closing Reorganization, the Business as currently conducted is the only business operation carried on by Silex. All of the Assets owned and used by Silex are set out and situated at the locations as indicated in Schedule A to this Agreement.

4.10	Ownership, Sufficiency, and Interest in Assets

Silex is the legal and beneficial owner of the Assets and has good and marketable title thereto, free and clear of all Encumbrances other than as set forth in the Silex Disclosure Letter. Silex holds all material licenses, permits, consents, approvals, agreements, certificates and regulatory approvals required under any Argentinian laws in connection with the operation of the Business as currently conducted and except as disclosed in the Silex Disclosure Letter, the ownership and use of its Assets and all such licenses, permits, consents, approvals, agreements, certificates and regulatory approvals are in full force and effect and neither AUMN or Silex have received written notice of the revocation, cancellation or curtailment of any of the same.

4.11	Mineral Concessions

Except as disclosed in the Silex Disclosure Letter, the Mineral Concessions have been duly and validly recorded pursuant to the laws of the jurisdiction in which the Mineral Concessions are situated and are in good standing with respect to all filings, fees, Taxes, assessments, work commitments or other conditions applicable thereto.

To the knowledge of AUMN, there is no adverse claim or challenge against or to the ownership of or title to any of the Mineral Concessions and to the knowledge of AUMN, except as disclosed in the Silex Disclosure Letter, there are no outstanding agreements or options to acquire or purchase the Mineral Concessions or any portion thereof. Except as disclosed in the Silex Disclosure Letter or as may be provided for in the Regulations, no Person has any royalty or other similar interest whatsoever in production from any of the Mineral Concessions.

4.12	Licenses

Silex is the beneficial or registered owner of all of the Licenses. Without limiting the generality of the foregoing:

(a)	except as disclosed in the Silex Disclosure Letter, the conduct of the Business as currently conducted complies in all material respects with all applicable regulations, statutes, enactments, laws and by-laws;
(b)	no part of the Licenses have been taken or expropriated by any Governmental Authority nor has any written notice of proceeding in respect thereof been given to Silex; and
(c)	the Encumbrances disclosed in the Silex Disclosure Letter constitute all of the Encumbrances over the Licenses.

4.13	Accounts Payable

Except as disclosed in the Silex Disclosure Letter or disclosed in the Financial Statements, or otherwise incurred in the ordinary course of Business, and other than the amount owing by Silex to AUMN that is the subject of the Silex Pre-Closing Reorganization, there are no accounts payable owed by Silex.

4.14	Liabilities, Defects and Encumbrances

Except as disclosed in the Silex Disclosure Letter or disclosed in the Financial Statements, or otherwise incurred in the ordinary course of Business, Silex has no outstanding Liabilities, including Environmental Liabilities, that have been incurred since January 1, 2021, and the Assets have no Encumbrances.

4.15	Insurance

Silex has such insurance as is required by any Governmental Authority.

4.16	Agreements and Commitments

Except as disclosed in the Silex Disclosure Letter or except for any Contract entered into by Silex in the ordinary course of Business, Silex is not a party to or bound by any contract relating to the Assets, the Business as currently conducted or operations, as follows:

(a)	any continuing contract for the purchase of materials, supplies, equipment or services (other than a continuing contract for the purchase of materials, supplies, equipment or services);
(b)	any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than Contracts terminable by Silex without cause on reasonable notice;
(c)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;
(d)	any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction;
(e)	any commitment for charitable contributions;
(f)	any Contract for capital expenditures;
(g)	any Contract for the sale of any Assets other than as contemplated in this Agreement;
(h)	any Contract pursuant to which Silex is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
(i)	any confidentiality, secrecy or non-disclosure Contract (whether Silex is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;
(j)	any license, franchise or other agreement that relates in whole or in part to any intellectual property; or

(k)	any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for cheques endorsed for collection).

Silex is not in default or, to the knowledge of AUMN, alleged to be in default in respect of, any Contract relating to the Business as currently conducted to which it is a party or by which it is bound and all such Contracts are in good standing and in full force and effect. To the knowledge of AUMN, it has provided to BEN a complete copy of each material Contract currently in existence with Silex.

4.17	Licenses; Compliance with Laws and Governmental Authorization

Silex has complied in all material respects with all Regulations applicable to the Business as currently conducted, other than as disclosed in the Silex Disclosure Letter. The Silex Disclosure Letter sets out a true and complete list of all material Licenses held by or granted to Silex or related to the Assets, and, to the knowledge of AUMN, there are no other material Licenses necessary to carry on the Business as currently conducted. Each material License is valid, subsisting and in good standing and Silex is not in default or breach of any material License and, to the knowledge of AUMN, no proceeding is pending or threatened to revoke or limit any material License.

4.18	Consents and Approvals

Except as disclosed in the Silex Disclosure Letter, there is no requirement for Silex to make any filing with, give any notice to or to obtain any License (whether governmental, regulatory or otherwise) as a condition to the lawful consummation of the transactions contemplated by this Agreement (the “Required Notice, License or Approvals”). Except as disclosed in the Silex Disclosure Letter, there is no requirement under any material Contract relating to the Assets or Business as currently conducted to which Silex is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract relating to the consummation of the transactions contemplated by this Agreement (a “Required Consent”).

4.19	Financial Statements

The Financial Statements have been prepared in accordance with the Argentinian professional accounting standards issued by the Argentine Federation of Professional Councils of Economic Sciences (FACPCE), approved by the Professional Council of Economic Sciences of the Province of Salta, applied on a basis consistent with prior periods, are correct and complete and present fairly the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Silex as at the respective dates of the Financial Statements and the revenues, expenses and results of operations of Silex for the respective periods covered by the Financial Statements.

4.20	Books and Records

Since January 1, 2024, all material financial transactions of Silex have been accurately recorded in the books and records of Silex, in accordance with the Argentinian professional accounting standards, with the exception of any accounting period or periods pending to be transcribed in the physical journal book of Silex or except as disclosed in the Silex Disclosure Letter.

4.21	Minute Books

Since January 1, 2021, the minute books of Silex contain accurate and complete records of all material meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Silex in accordance with Argentinian legislation.

4.22	Property and Assets

The Silex Disclosure Letter contains a complete list of all material tangible depreciable property and assets which are situate in, on or about the Lands or appurtenant thereto and which are used by or on behalf of Silex for the purpose of the exploration of the Mineral Concessions, including equipment, camp structures and facilities, and vehicles (collectively, the “Tangibles”), and Silex holds title and ownership of the Tangibles, free of any Encumbrances.

4.23	Absence of Changes

Except as disclosed in the Silex Disclosure Letter, since December 31, 2023, other than the termination of the earn-in agreement between Silex and Barrick Gold Corporation and other than any deterioration or diminishment of the financial condition of Silex and/or AUMN, Silex has carried on the Business as currently conducted and has conducted its operations and affairs in respect of the Business as currently conducted only in the ordinary and normal course consistent with past practice and there has not been:

(a)	any material adverse change in the assets, liabilities, operations or business of Silex;
(b)	any damage, destruction or loss (whether or not covered by insurance) affecting the material assets of Silex;
(c)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of Silex, or any direct or indirect redemption, purchase or other acquisition of any such shares;
(d)	any issuance or sale by Silex, or any Contract entered into by Silex, for the issuance or sale by Silex of any shares in the capital of or securities convertible into or exercisable for shares in the capital of Silex, other than pursuant to the Silex Pre-Closing Reorganization;
(e)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any assets of Silex; or
(f)	any capital expenditure commitments of Silex.
4.24	Taxes

Silex has duly filed on a timely basis all tax returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it, other than as disclosed in the Silex Disclosure Letter. Silex has made adequate provision for Taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of AUMN, threatened against Silex in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority. Silex has remitted to the appropriate tax authority when required by law to do so all amounts collected by it for Taxes required to be remitted.

4.25	Litigation

There are no investigations, actions, suits or proceedings pending or, to the knowledge of AUMN, threatened against Silex or the Assets at law or in equity, or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board. There are no judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against or otherwise relating to Silex or the Assets.

4.26	Accounts and Attorneys

The Silex Disclosure Letter contains a true and complete list showing:

(a)	the name of each bank, trust company or similar institution in which Silex has accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and
(b)	the name of each person, firm, corporation or business organization holding a general or special powers of attorney from Silex and a copy thereof.
4.27	Directors and Officers

The Silex Disclosure Letter sets out the names and titles of all the officers and directors of Silex.

4.28	Environmental

Since January 1, 2021, except as disclosed in the Silex Disclosure Letter:

(a)	Silex has been, and is currently in material compliance with all applicable Regulations, orders, directives and decisions rendered and made public by any Governmental Authority relating to the protection of the environment or the use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances (“Environmental Laws”).
(b)	Silex is not required to obtain any licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws in connection with the operation of the Business as currently conducted.
(c)	Silex has not received any notice of, nor been prosecuted for an offence alleging, non-compliance with any Environmental Laws, and Silex has not settled any allegation of noncompliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Assets of Silex, nor has Silex received notice of any of the same.
(d)	Silex has not caused the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets or any property or facility that it previously owned. Silex has not used, transferred, stored or disposed of any Hazardous Substances other than in compliance with Environmental Laws.

(e)	Silex has not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws.
4.29	Employee Plans

Silex has no employee benefit plans other than the health insurance plan with OSDE provided to its employees.

4.30	Collective Agreements

Silex has not engaged in any unfair or illegal labour practice which could have a material adverse effect on the assets, liabilities, operations or business of Silex. There is:

(a)	no unfair labour practice complaint pending or to the knowledge of AUMN, threatened against Silex before the any government tribunal or any court or labour board, and no grievance or arbitration proceedings arising out of or under collective bargaining agreements is so pending or, to the knowledge of AUMN, threatened, either of which would reasonably be expected to have a Material Adverse Effect on Silex; and
(b)	no strike, labour dispute, work slowdown or work stoppage is pending or, to the knowledge of AUMN or Silex, threatened against Silex.
4.31	Employees

Except as disclosed in the Silex Disclosure Letter, Silex is not a party to any contract or arrangement (whether oral or written) with any employee of Silex, which contract or arrangement provides for any salary, commission, bonus or other form of compensation to be paid to an employee.

4.32	Environmental, Health and Safety Full Disclosure

To the knowledge of AUMN, a copy of all environmental or health and safety assessments, audits, reviews or investigations since January 1, 2021, whether in draft or final form, which concern in whole or in part (directly or indirectly) the current or previous operations of Silex and/or the Assets, and which are in the possession or control of AUMN or Silex, have been made available to BEN.

4.33	Name and Location of Business

Since January 1, 2021, Silex has not carried on business under any name other than its legal corporate names and has not carried on business in any jurisdiction other than Argentina.

4.34	Corruption of Foreign Public Officials Act

Neither AUMN or Silex, or, to the knowledge of AUMN, any of AUMN or Silex’s directors, officers, employees or agents have taken any action, directly or indirectly, that would result in a violation by such persons of the Corruption of Foreign Public Officials Act (Canada), as amended (such act, including the rules and regulations thereunder, the “CFPOA”), including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give or authorized the giving of anything of value to any “foreign public official” (as such term is defined in the CFPOA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the CFPOA, and AUMN and Silex have conducted their businesses in compliance with the CFPOA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Article 5

REPRESENTATIONS AND WARRANTIES OF BEN

BEN represents and warrants to AUMN, as of the date of this Agreement and as at Closing, as follows and acknowledge that AUMN is relying on such representations and warranties in connection with its sale to BEN of the Silex Shares and its completion of the other transactions contemplated herein:

5.1	Organization

BEN is duly incorporated and organized and validly subsisting under the laws of the Province of British Columbia and has all requisite corporate power, capacity and authority to enter into this Agreement, carry out the transactions contemplated by this Agreement, and to otherwise carry on its business as presently conducted.

5.2	Authorization

This Agreement has been duly authorized, executed and delivered by BEN and is a legal, valid and binding obligation of BEN enforceable against it in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and
(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of the court.
5.3	Bankruptcy

There is no bankruptcy, insolvency, liquidation, winding-up or other similar proceeding in progress, pending or threatened by or against BEN before any court or regulatory or administrative agency, authority or tribunal.

5.4	Power and Capacity

BEN has or prior to the Closing will have, the legal power, capacity and competence and has or will have obtained all necessary approvals by its directors, shareholders partners and others, including all Governmental Authority and third parties, and has or will have taken all other necessary corporate and other actions and proceedings to authorize the entering into and execution of this Agreement and the taking of all actions required pursuant hereto;

5.5	No Actions

There are no current, pending, or, to the knowledge of BEN, threatened, actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings, of, by, against, or relating to, BEN, which would affect BEN’s ability to complete the transactions contemplated in this Agreement or have a Material Adverse Effect on BEN, and BEN is not aware of any basis for any such action, claim, demand, lawsuit, prosecution, assessment, arbitration, investigation or other proceeding.

5.6	Authorizations

There is no authorization, license, approval, consent, order or any other action or, or any registration, declaration, filing or notice with or to any Governmental Authority, court, board or arbitrator that is required for the execution or delivery by BEN of this Agreement, or the completion or performance by BEN of any of the transactions contemplated by this Agreement, or the validity or enforceability of this Agreement against BEN, other than the conditional approval of the TSXV.

5.7	Execution of Agreement

The execution, delivery and performance by BEN of this Agreement and any documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws, or other organizational documents of BEN; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to BEN; or (c) require the consent, notice or other action by any Person under any Contract to which BEN is a party.

5.8	Anti-Money Laundering

The Purchase Price to be paid by BEN to AUMN hereunder, does not and will not represent the proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), S.C. 2000, c. 17 (the “PCMLTFA”) or the CFPOA, and BEN acknowledges that AUMN may in the future be required by law to disclose the name of BEN and other information relating to this Agreement pursuant to the PCMLTFA and/or the CFPOA. To the best of BEN’s knowledge, none of the funds to pay the Purchase Price have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction, or are being tendered on behalf of a Person who has not been identified to BEN.

5.9	Sufficient Funds

BEN has sufficient cash on hand or other sources of immediately available funds to enable BEN to make payment of the Remaining Amount in accordance with this Agreement.

Article 6
covenants
6.1	Conduct of Business before Closing

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by BEN (which consent shall not be unreasonably withheld or delayed), AUMN will cause Silex to (i) conduct the business of Silex in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the Assets and Business of Silex and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Silex. Without limiting the foregoing, from the date hereof until the Closing Date, AUMN will cause Silex to:

(a)	preserve and maintain the Mineral Concessions, and all of its material Licenses;
(b)	maintain the properties and assets owned, operated or used by Silex in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(c)	continue in full force and effect without modification all insurance policies, except as required by applicable law;
(d)	defend and protect its properties and assets from infringement or usurpation;
(e)	perform all of its executory obligations under all material Contracts relating to or affecting its properties, assets or business;
(f)	maintain its books and records in accordance with past practice; and
(g)	comply in all material respects with all applicable laws.
6.2	Covenants of BEN following Execution

Following the execution of this Agreement, BEN shall use its commercially reasonable efforts to obtain all required regulatory approvals, including the approval of the TSXV, for the transactions contemplated hereunder on or before the Outside Date.

6.3	Covenants of BEN following Closing

Following Closing, BEN shall allow Colque, who shares the office space with Silex, to continue to use the office space (in the same manner as such office space was used by Colque prior to Closing) for a period of six (6) months from the Closing Date at no cost to Colque and for no rent payable by Colque.

6.4	Access to Information – BEN

From the date hereof until the Closing, AUMN shall continue to (a) afford BEN and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to Silex and the Assets; (b) furnish BEN and its Representatives with such financial, operating and other data and information related to Silex and the Assets as BEN or any of its Representatives may reasonably request and which are in the possession or control of AUMN; and (c) instruct the Representatives of AUMN to cooperate with BEN in its investigation of Silex and the Assets. Any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Silex and the Assets.

6.5	Closing Conditions

From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Agreement.

6.6	Public Announcements

Unless otherwise required by applicable law or stock exchange requirements, prior to Closing, neither BEN nor AUMN shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the others (which consent shall not be unreasonably withheld or delayed). Prior to Closing, each Party shall consult with the other Party prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the transactions contemplated by this Agreement that may be required by applicable Regulations or stock exchange rules, and shall provide the other Party with a reasonable period of time to review and comment on all such press releases or statements prior to the release thereof. To the extent that any such press release or public statement is required by applicable Regulations or by a Governmental Authority, the press release or public announcement shall be issued or made after consultation with the other Party and after taking into account the other Party’s comments. If such advance consultation is not reasonably practicable or legally permitted, to the extent permitted by applicable Regulations, the disclosing Party shall provide the other Party with a copy of any written disclosure made by such disclosing Party as soon as practicable thereafter.

6.7	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including filing fees, any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder or the transactions contemplated hereunder shall be borne and paid by BEN when due. BEN shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and AUMN shall cooperate with respect thereto as necessary).

6.8	Exclusivity

From the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with Article 9, AUMN and Silex will not, directly or indirectly, through any officer, director, agent, affiliate, employee, advisor (“Representatives”) or otherwise: (i) solicit or initiate the submission of any proposal (other than the transactions contemplated herein) or offer from any Person relating to any acquisition of Silex and/or the Assets, or other similar transaction or business combination involving the business of Silex and/or the Assets (an “Alternative Transaction”), or (ii) participate in any negotiations or discussions regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or facilitate, any effort or attempt by any other Person to do or seek such Alternative Transaction. AUMN and Silex shall immediately and in any event no later than within twenty-four (24) hours inform BEN of any such request, solicitation, enquiry or communication with a third party related to an Alternative Transaction. Notwithstanding the foregoing, the foregoing provisions shall not restrict or prohibit AUMN from pursuing any transaction, including any business combination, merger, arrangement, amalgamation, consolidation or sale of all or substantially all assets, involving AUMN and/or its Affiliates and/or their respective assets other than Silex and the Assets.

6.9	Further Assurances

Following Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Article 7
CONDITIONS TO CLOSING
7.1	Conditions to Obligations of All Parties

The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(b)	the boards of directors of each of BEN and AUMN shall have unanimously approved this Agreement and the transactions contemplated hereunder;
(c)	BEN shall have received all consents, authorizations, orders and approvals required for consummation of the transactions contemplated herein and AUMN shall have received all consents, authorizations, orders and approvals required for the consummation of the transactions contemplated herein, in each case, in form and substance reasonably satisfactory to BEN and AUMN and no such consent, authorization, order or approval shall have been revoked;
(d)	AUMN and Silex shall have completed the Silex Pre-Closing Reorganization;
(e)	all required third party approvals and consents have been obtained; and
(f)	all government and regulatory approvals and consents, including the approval of the TSXV have been obtained as required to give full effect to the transaction contemplated by this Agreement, including receipt of:
(i)	the Title Opinion in a form acceptable to the TSXV;
(ii)	a current technical report in respect of the Mineral Concessions, compliant with National Instrument 43-101 - Standards of Disclosure for Mineral Projects and in a form acceptable to the TSXV; and
(iii)	financial statements of Silex, in a form acceptable to the TSXV.
7.2	Conditions to Obligations of BEN

The obligations of BEN to consummate the transactions contemplated by this Agreement are subject to the fulfillment or BEN’s waiver, at or prior to the Closing or as specifically set out below, of each of the following conditions:

(a)	the representations and warranties of AUMN set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);
(b)	the covenants to be performed or satisfied by AUMN under this Agreement prior to the Closing Date shall have been performed or satisfied in all material respects on or before the Closing;
(c)	AUMN shall have delivered to BEN the documents and deliveries as set forth in Section 3.2(a); and
(d)	no Material Adverse Effect in respect of Silex shall have occurred during the Interim Period.
7.3	Conditions to Obligations of AUMN

The obligations of AUMN to consummate the transactions contemplated by this Agreement are subject to the fulfillment or AUMN’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	the representations and warranties of BEN set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);
(b)	the covenants to be performed or satisfied by BEN under this Agreement prior to the Closing Date shall have been performed or satisfied in all material respects on or before the Closing;
(c)	BEN shall have delivered to AUMN the payment, documents and deliveries as set forth in 3.2(b); and
(d)	no Material Adverse Effect in respect of BEN shall have occurred during the Interim Period.
Article 8
LIability and indemnity

8.1	Indemnification By BEN

Subject to the other terms and conditions of this Article 8, BEN shall defend, indemnify and hold harmless AUMN, their Affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, Losses, costs and expenses, including legal fees and disbursements, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of BEN contained in this Agreement or any document to be delivered hereunder; or
(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by BEN pursuant to this Agreement or any document to be delivered hereunder.

Notwithstanding the foregoing, the aggregate amount of Losses that may be recovered from BEN pursuant to this Section 8.1 shall be limited to the Purchase Price.

8.2	Indemnification By AUMN

Subject to the other terms and conditions of this Article 8, AUMN shall defend, indemnify and hold harmless BEN, their Affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, Losses, costs and expenses, including legal fees and disbursements, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of AUMN contained in this Agreement or any document to be delivered hereunder; or
(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by AUMN pursuant to this Agreement or any document to be delivered hereunder.
8.3	Limitation of Liability
(a)	The aggregate amount of Losses that may be recovered from AUMN pursuant to Section 8.2, (i) other than with respect to the Fundamental Representations, shall be limited to the

AUMN Threshold Amount, and (ii) with respect to the Fundamental Representations, shall not exceed the amount of the Purchase Price that has actually been paid by BEN to and received by AUMN less the Initial Deposit. For greater certainty, in no event shall AUMN indemnify or be obligated or required to indemnify BEN pursuant to Section 8.2 for aggregate Losses in an amount that exceeds the amount of the Purchase Price actually paid by BEN to and received by AUMN less the Initial Deposit.
(b)	BEN shall not be permitted to enforce any claim for indemnification pursuant to this Agreement (“Limited Claims”) until the aggregate amount of such Limited Claims exceeds the amount of $100,000 in the aggregate (the “Basket Amount”). Once Limited Claims in excess of the Basket Amount have been asserted by BEN against AUMN in the aggregate, all claims, including those below the Basket Amount (back to the first dollar) may be pursued except as otherwise limited by this Agreement.
8.4	Indemnification Procedures

Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice and details of the proposed settlement to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

8.5	Tax Treatment of Indemnification Payments

All indemnification payments made by either Party under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

8.6	Exclusive Remedy

From and after the Closing, and except in the case of fraud, the sole and exclusive monetary remedy for any breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement shall be indemnification in accordance with this Article 8. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing to the fullest extent permitted by law, any and all other rights, claims and causes of action known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any BEN or AUMN, as the case may be, arising under or based upon any federal, state, provincial or local law (including any such law relating to environmental matters or arising under or based upon any securities law, common law or otherwise). Notwithstanding the foregoing, this Section 8.5 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

Article 9
termination
9.1	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of BEN and AUMN;
(b)	by written notice of either BEN or AUMN to the other Party if the other Party is in breach of any of the provisions of this Agreement and such breach has not been cured by the breaching Party within fifteen (15) days after receipt of notice of such breach from the non-breaching Party; or
(c)	by written notice of either BEN or AUMN to the other Party if Closing has not occurred on or prior to the Outside Date; provided, however, that a Party may not provide notice of termination pursuant to this Section 9.1(c) if Closing has not occurred as a result of such Party’s breach of this Agreement or inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by such Party pursuant to this Agreement.
9.2	Effect of Termination

(a)	Subject to Section 9.2(b) below, in the event of the termination of this Agreement for any reason, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto.
(b)	If this Agreement is terminated prior to the Closing pursuant to Section 9.1(b) or 9.1(c) above, other than as a result of BEN not satisfying or fulfilling any condition to the Closing that is within its control to satisfy or fulfill and provided that BEN is not in breach of any of the provisions contained in this Agreement, AUMN shall promptly, and in any event no later than thirty (30) days from the date of termination, refund the Second Deposit to BEN, without interest or penalty. In no circumstances will AUMN be required or obligated to refund or repay the Initial Deposit to BEN.
Article 10
general
10.1	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements of the Parties contained herein which by their terms are to be performed after Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2	Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, subject to Article 8 hereof. For clarity, any expenses associated with the preparation of the Title Opinion, updating the technical report in respect of the Mineral Concessions, obtaining TSXV acceptance of the transactions contemplated in this Agreement, and, if applicable, updating the Financial Statements, shall be borne by BEN. Any and all filing fees and/or Taxes relating or applicable to or incurred in connection with the transactions contemplated hereunder and/or the transfer of the Silex Shares shall be borne by BEN.

10.3	Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to BEN:

Butte Energy Inc.

595 Burrard St, Suite 3123
Vancouver, BC, V7X 1J1

Attention: Geir Liland

Email: [***]

with a copy to:

Farris LLP

25th Floor, 700 West Georgia Street

Vancouver, BC, V7Y 1B3

Attention: Peter M. Roth
Email: [***]

If to AUMN:

Golden Minerals Company

350 Indiana St., Suite 650
Golden, Colorado, U.S.A., 80401

Attention: Pablo Castaños
Email: pablo.castanos@goldenminerals.com

with a copy to:

Fasken Martineau DuMoulin LLP

Bay Adelaide Centre, 333 Bay St. #2400
Toronto, ON M5H 2T6

Attention: John Sabetti

Email: [***]

10.4	Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6	Time of Essence

Time shall be of the essence of this Agreement and every part hereof and no extension of this Agreement or any part hereof shall operate as a waiver of this provision.

10.7	Entire Agreement

This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes the LOI and all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. The Parties hereby acknowledge and agree that following the date of the Agreement, the LOI shall terminate and be of no force and effect and the Parties shall have no further obligations thereunder. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and the Schedules, the statements in the body of this Agreement will control.

10.8	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither BEN nor AUMN may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.9	No Third-party Beneficiaries

Except as otherwise stipulated in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10	Amendment and Modification

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

10.11	Waiver

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to any choice or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction).

10.13	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

BUTTE ENERGY INC.
Per:	/s/ Geir Liland
Name: Geir Liland
Title: Chief Executive Officer

GOLDEN MINERALS COMPANY
Per:	/s/ Pablo Castanos
Name: Pablo Castanos
Title: Chief Executive Officer

SCHEDULE A

El Quevar Property Description

The El Quevar Project is located in northwestern Argentina, approximately 300 km northwest of the provincial capital of Salta, within the San Antonio de los Cobres municipality, Salta Province (Figure 1). The Project is located close to geographic coordinates 24.3° south latitude and 66.8° west longitude. The 1994 Argentinian Zone 3 GCS POSGAR coordinates for the Yaxtché zone are approximately 3,418,000 E and 7,307,000 N. The El Quevar Project consists of thirty-one (31) mining concessions (approx. 57,000 ha) (Table 1, Figure 2) and seven (7) easements (Table 2). Mining concessions and easements are held in the name of Silex Argentina S.A. (Silex Argentina). Mining concessions are granted in perpetuity as long as the mining protection conditions are met. The easements remain in force while the mining concession to which they serve subsists. Surface rights at the El Quevar Project are owned by the province of Salta.

Figure 1 El Quevar in relation to Salta province

Figure 2 El Quevar mineral claims

Table 1 Table Showing Mineral Tenure at El Quevar

Concession Name	File #	Hectares
Arjona II	18080	3,000.00
Armonia	1542	17.91
Castor	3902	384.10
Mariana	15190	26.31
Quespejahuar	12222	18.00
Quevar 10	20219	1,997.80
Quevar 11	20240	1,988.03
Quevar 12	20360	1,146.48
Quevar 19	20706	3,500.00
Quevar Decima Quinta	20445	3,254.66
Quevar Decimo Tercera	20501	3,354.93
Quevar II	17114	330.04
Quevar IV	19558	3,500.00
Quevar Novena	20215	1,312.99
Quevar Primera	19534	2,626.07
Quevar Quinta	19617	2,242.73
Quevar Séptima	20319	2,301.05
Quevar Sexta	19992	2,493.53
Quevar Tercera	19557	2,999.76
Quevar Veinteava	20988	21,51.58
Quevar Vigesimo Cuarto	21044	468.00
Quevar Vigesimo Primera	20997	3,499.99
Quevar Vigesimo Quinto	21054	1,993.71
Quevar Vigesimo Segundo	21042	2,143.63
Quevar Vigesimo Sexta	22087	992.55
Quevar Vigesimo Tercero	21043	995.63
Quevar Vigésimo Séotima	22403	497.84
Quirincolo I	18036	3,500.00
Quirincolo II	18037	3,500.00
Toro I	18332	436.61
Vince	1578	44.73
		56,718.66

Table 2 Table showing easements in force at the El Quevar Project

Concession Name	File #	Status
Camp Easement	19,137	Granted to Silex
Plant Easement	20,666	Granted to Silex
Road Easement	21,003	Not confirmed – Dossier lost by the Mining Authority of Salta Province. Partial copies of the dossier provided by Silex.
Landfill Easement	21,004	Granted to Silex
Water Easement	21,005	Granted to Silex
Power Easement	21,006	Granted to Silex
Road Easement	21,009	Granted to Silex